Exhibit 99.1

XPO Logistics Agrees to Acquire NLM, the Largest

Web-based Expediter in North America

$87 million transaction will add transportation management capabilities

NLM manages approximately $500 million of annual gross transportation spend

GREENWICH, Conn. – December 11, 2013 – XPO Logistics, Inc. (“XPO Logistics,” “XPO” or “the company”) (NYSE: XPO) today announced that it has entered into a definitive agreement with Landstar System, Inc. to acquire NLM, the largest provider of web-based expedited transportation management in North America. A second technology product, A3i, is included in the planned acquisition. The acquisition is expected to be immediately accretive to earnings, exclusive of any synergies with the company’s existing expedite business.

NLM is the market leader for web-managed services for the expedite sector, where freight typically needs to be moved within a short timeframe and with absolute reliability. NLM’s proprietary online auction system allows carriers to bid on loads that are then awarded electronically, generating a transaction management fee for NLM.

The purchase price is $87 million in cash, subject to working capital adjustment. The company expects to acquire at closing cash in the amount of $10 million to $13 million. The transaction is expected to close by mid-January 2014, subject to Hart-Scott-Rodino clearance and customary conditions. The company intends to fund the transaction with available cash on hand, including the acquired cash, and its ABL facility.

For the trailing 12 months through November 2013, NLM managed approximately $500 million of gross total transportation spend and generated $9.8 million of adjusted EBITDA on $23.4 million of transaction management fee revenue.

Bradley Jacobs, chairman and chief executive officer of XPO Logistics, said, “The addition of NLM, the largest web-based expediter in North America, will give us an entry into managed transportation – an area of logistics that has been of keen interest to us for some time. We’ll use NLM to build on our position as a top five expediter by providing customers with precise, web-based capabilities for the bidding, scheduling, shipping and tracking of freight. With the close of this transaction, we’ll be facilitating more than 20,000 deliveries a day company-wide.”

Jacobs continued, “Like XPO, NLM understands the unique demands of expedite customers and has a laser focus on on-time performance. Its proprietary software constantly assesses hundreds of carrier analytics while facilitating over 450,000 loads a year for some of the largest and most exacting shippers in North America. NLM is our tenth acquisition in two years, and we intend to scale it up by including managed transportation in the services we offer to new and existing customers.”

EVE Partners, LLC is serving as advisor to the company’s board of directors on the NLM transaction.

About XPO Logistics, Inc.

XPO Logistics, Inc. (NYSE: XPO) is one of the fastest growing providers of transportation logistics services in North America: the fourth largest freight brokerage firm, the largest provider of heavy goods, last-mile logistics, and a top five expediter, with growing positions in global freight forwarding, intermodal and less-than-truckload brokerage. The company facilitates more than 18,500 deliveries a day throughout the U.S., Mexico and Canada.

XPO is built to deliver constant growth in capacity and passionate service through market-facing technologies and 90 locations in the United States and Canada. The company uses its relationships with more than 23,000 ground, sea and air carriers to facilitate the transportation of freight for over 9,500 customers in the manufacturing, industrial, retail, commercial, life sciences and government sectors. www.xpologistics.com

About National Logistics Management (NLM)

NLM, a subsidiary business of Landstar System, Inc., uses proprietary web-based software to provide dynamic transportation management services for customers and carriers: from bidding, scheduling and shipping, to tracking, reporting and carrier scoring. The technology is focused on serving the expedited transportation sector. Since its inception in 1989, NLM has managed over 4.7 million shipments representing more than $3.5 billion in total transportation spend.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the projected satisfaction of closing conditions for the transaction, the expected closing date for the transaction, the expected impact of the transaction, including the expected impact on XPO Logistics’ results of operations and EBITDA, the expected cash acquired at closing and the expected ability to integrate operations and technology platforms and to cross-sell services. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include, but are not limited to, those discussed in our filings with the SEC and the following: economic conditions generally; competition; our ability to find suitable acquisition candidates and execute our acquisition strategy; the expected impact of our acquisitions, including the expected impact on our results of operations; our ability to raise debt and equity capital; our ability to attract and retain key employees to execute our growth strategy, including the retention of NLM’s management team; litigation, including litigation related to misclassification of independent contractors; our ability to develop and implement a suitable information technology system; our ability to maintain positive relationships with our and NLM’s network of third-party transportation providers; our ability to retain our and NLM’s largest customers; our ability to successfully integrate acquired businesses, including NLM; and governmental regulation. All forward-looking statements set forth in this press release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this press release speak only as of the date hereof and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events except to the extent required by law.

Investor Contact:

XPO Logistics, Inc.

Tavio Headley, +1-203-930-1602

tavio.headley@xpologistics.com

Media Contact:

XPO Logistics, Inc.

Brunswick Group

Steve Lipin / Gemma Hart +1-212-333-3810